Exhibit 10(16)



February 22, 1996



Mr. Raymond E. Schultz, President
Promus Hotel Corporation
785 Crossover Lane, Suite 141
Memphis, Tennessee  38117

Dear Ray:

This will confirm that on November 15, 1995 the Human Resources Committee of the Board of Directors of Promus Hotel Corporation approved amending your Employment Agreement to provide that 14,325 stock options of The Promus Companies Incorporated scheduled to vest in 1997 as part of a 1992 grant would (after being converted into the appropriate number of Promus Hotel Corporation options) vest and become exercisable on January 1, 1996. I understand you will be provided a revised award certificate by the Employee Benefits and Compensation Department reflecting the vesting of those options.


Sincerely,



Ralph B. Lake

RBL:cll